March 1, 2017

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

A Strong Year for Our Cooperative and Our System

Throughout 2016, the Federal Home Loan Bank of New York was a reliable source of funding for and trusted partner to our members. On February 21st, we announced our 2016 Operating Highlights, reflecting a strong year for our cooperative. For the year, we earned $401.2 million, our second-highest annual earnings since 2009. Advances reached record levels during the year, and we closed 2016 with $109.3 billion out to our members for liquidity, housing finance and community and economic development lending. We grew retained earnings by $141.8 million during the year, strengthening the stability of our franchise. And we continued to act on our housing mission, allocating $44.8 million from our 2016 earnings to fund our Affordable Housing Program. In an operating environment that was often challenging and uncertain, our cooperative thrived.

We were part of a System that thrived, as well. In 2016, the Federal Home Loan Bank System earned $3.4 billion, a 19 percent increase from the System’s 2015 earnings, with all 11 Federal Home Loan Banks profitable for the year. Most importantly, System-wide advances grew by 11 percent, with $705.1 billion in nationwide liquidity at year-end.

FHLBNY Announces Fourth Quarter 2016 Dividend

The reliability of our funding is the greatest value of membership in our cooperative. But it is also our belief that a consistent and reasonable dividend enhances member value, and rewards our members’ investment in the FHLBNY. On February 16th, we announced a 5.65 percent (annualized) dividend for the fourth quarter of 2016. This translates into a full-year dividend rate of 5.00 percent from 2016 income, returning $286.6 million in dividend payments to our members.

FHLBNY Names Chief Risk Officer

Our reliability is reflected in our results and our dividend, but it is driven by our people. And how we manage risk is vital to the stability of our franchise. I am pleased to report that, on February 16th, our Board approved the promotion of Melody Feinberg to the position of Chief Risk Officer, effective March 1st.

Melody has been with our cooperative for six years, is a voting member of our Management Committee and has served as the Acting Chief Risk Officer since last summer. Before that, she served as our Deputy Chief Risk Officer. In her new position, she will continue to focus on ensuring that the Bank is well-positioned to manage risk and operate in all market environments. Like all of us at the FHLBNY, Melody is committed to keeping our franchise as a reliable and trusted partner for our members.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.